Exhibit 10.45

EMPLOYMENT AGREEMENT

                    This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 11, 2011 by and between MILLER PETROLEUM, INC., a Tennessee Corporation (the “Company”), and Paul W. Boyd (“Executive”).

                    Whereas, Executive has been employed in his current position as Chief Financial Officer with the Company since September 23, 2008; and

                    Whereas, the Company has intended to enter into an employment agreement with Executive since that date of hire.

                    NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1.       Employment Period.

          The Company hereby employs Executive, and Executive agrees to serve the Company under the terms of this Agreement, for a term of one (1) year (the “Initial Term”), subject to earlier termination as provided herein, commencing as of the date of this Agreement (the “Commencement Date”). On the anniversary of the Commencement Date and each successive one-year anniversary thereafter, the term of this Agreement shall automatically be extended for an additional period of one (1) year; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date. The Initial Term and any renewal periods thereafter, until the termination of Executive’s employment hereunder, shall be the “Term.”

          2.       Duties and Status.

          The Company hereby engages Executive as Chief Financial Officer on the terms and conditions set forth in this Agreement. During the Employment Period, Executive shall report directly to the Chief Executive Officer of the Company (“CEO”). Executive shall exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with Executive’s position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the Charter and Bylaws of the Company. Without limiting the generality of the foregoing, Executive shall undertake his duties in a manner consistent with the best interests of the Company and shall perform his duties to the best of his ability and in a diligent and proper manner. Executive shall perform all duties, services and responsibilities in accordance with the guidelines, policies and procedures established by the Board, from time to time. Executive further agrees to devote his entire business time, attention, full skill and best efforts to the interests and business of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate (subject to approval of the CEO), civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal real estate investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

          3.        Compensation; Benefits and Expenses.

                    (a)          Salary. The Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $185,000 per annum during the Employment Period, payable in accordance with the normal payroll practices of the Company for its executive officers. Executive’s base salary shall be subject to review each calendar year by the Compensation Committee of the Board in its sole discretion but shall not be reduced during the term of this Agreement.

                    (b)          Incentives. Executive shall be eligible to receive an annual bonus and/or stock option grants based upon the Company’s achievement of budgetary and other objectives set by the Compensation Committee of the Board during or before the first quarter of each fiscal year and agreed upon by Executive and the Company in good faith.

                    (c)          Withholding of Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

                    (d)          Vacation and Sick Leave. Executive shall be entitled to vacation time for each calendar year and such paid sick leave as is in accordance with the normal Company policies and practices in effect from time to time for senior executives but in no event less than four (4) weeks of vacation and ten (10) days of paid sick leave; provided, however, that unless otherwise approved in writing by the CEO, no more than two weeks of such vacation time may be used consecutively, and provided, further, that any accrued but unused vacation time and paid sick leave remaining at the end of the second calendar year shall be forfeited unless otherwise agreed to in writing by the Company and Executive.

                    (e)          Other Benefits. During the Employment Period, Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company (including, without limitation, 401(k), if available, group medical insurance plans), life insurance up to $100,000, and short and long-term disability plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. However, nothing herein shall be construed as limiting the Company’s right to alter, amend or terminate any employee benefit plan it currently has in effect.

                    (f)          Automobile Allowance; Reimbursement for Professional Expenses. The Executive shall be entitled to (i) receive an automobile allowance of Five Hundred Dollars ($500.00) month, and (ii) reimbursement for all reasonable direct expenses incurred in maintaining the Executive’s license as a certified public accountant as issued by the State of Tennessee, provided that the Executive properly accounts therefor.

(g)       Expenses. In addition to any amounts payable to Executive pursuant to this Section 3, the Company shall reimburse Executive, upon production of accounts and vouchers or other reasonable evidence of payment by Executive, all in accordance with the Company’s regular procedures in effect from time to time, all reasonable and ordinary expenses as shall have been incurred by him in the performance of his duties hereunder or other expenses agreed upon in writing by the Company and Executive.

          4.        Termination of Employment.

                    The Company has the right to terminate the Executive’s employment pursuant to the conditions set forth below.

                    (a)          Termination for Cause. Executive’s employment hereunder may be terminated at any time for Cause. For purposes of this Agreement, Cause shall mean:

          (i)     Executive’s commission of (A) any violation of law, (B) any breach of fiduciary duty or act of negligence or malfeasance, (C) any act of dishonesty, fraud or misrepresentation, or (D) any violation of the Company’s Code of Conduct applicable to its Covered Executives (as that term is defined in the Code of Conduct);

          (ii)     Executive’s commission of any other act of moral turpitude injurious to the Company, which the Board in their discretion determines has or may be reasonably expected to have a detrimental impact on the Company’s business or operations or would prevent Executive from effectively performing his duties under this Agreement;

          (iii)     a breach by Executive of any obligations or covenants contained in this Agreement as determined by the Board in their discretion; and

          (iv)     a failure by Executive to discharge his duties, responsibilities and obligations under this Agreement, or a failure to follow the directives of the CEO, as determined by the Board in their discretion.

                    (b)          Termination Upon Death or Disability. The Employment Period may, at the discretion of the Board, be terminated upon the death or Disability (as defined below) of Executive. “Disability” shall mean that as a result of physical or mental illness, injury, infirmity or other incapacity as determined by a physician selected by the Board, Executive is not able to substantially perform his duties and responsibilities to the Company for a period of one hundred twenty (120) consecutive days or an aggregate period of more than one hundred and eighty (180) days in any twelve (12) month period OR if Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

                    (c)          Termination by the Company other than for Cause. The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 4(a) above, the Company may terminate this Agreement upon giving sixty (60) days’ prior written notice. During such sixty (60) day period, the Executive shall continue to perform the Executive’s duties pursuant to this Agreement, and the Company shall continue to compensate the Executive in accordance with this Agreement. The Executive will receive, at the Company’s option, either (A) a lump sum equal to the Base Salary for one (1) year, at the then current rate, reduced to present value, as set forth in Section 280G of the Internal Revenue Code or (B) for one (1) year from and after the date of any such termination, payment of the Base Salary in accordance with the Company’s normal payroll schedule. All of Executive’s options not issued under any Stock Plan shall become immediately vested and exercisable on the date of notice; and all of Executive’s fully vested options under the 2010 Stock Plan shall remain exercisable for a period of thirty (30) days after the date of termination. Any options issued pursuant to the 2011 Stock Plan shall be governed by the provisions thereof.

                    (d)          Termination upon a Change in Control. The Employment Period may be terminated upon a Change in Control (as hereinafter defined).

                    (e)          Termination by Executive. The Employment Period may be terminated by the Executive upon ninety (90) days notice to the Company.

          5.       Consequences of Termination.

                    (a)          For Cause, Death, Disability or Termination or Non-Renewal By Executive. In the event of termination of Executive’s employment at any time (i) by the Company for Cause, (ii) by either party as a result of a non-renewal in accordance with Section 1 hereof, or (iii) as a result of death or disability, Executive shall be entitled only to receive base salary accrued but not paid through the date of termination, and the Company shall have no further obligations to Executive.

                    (b)          Termination upon a Change in Control. If at any time during the Employment Period, Executive’s employment with the Company is terminated by the Company as a result of a Change in Control (as hereinafter defined), the Company shall pay to Executive an amount equal to 2.99 multiplied by Executive’s annualized salary that Executive is then earning, payable in a lump-sum payment upon the closing of the Change in Control. For purposes hereof, a “Change in Control” means a change in control (a) as set forth in Section 280G of the Internal Revenue Code, or (b) of a nature that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as: any individual or entity (or group thereof), other than Executive, is or becomes the beneficial owner of securities of the Company representing greater than 50% of the combined voting power of the Company’s then outstanding voting securities..

                    (c)          No Other Obligations. Except for the obligations of the Company provided by this Agreement and by operation of applicable law, the Company shall have no further obligations to Executive upon his termination of employment.

          6.       Compliance with IRC Section 409A.

(a)

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with reasonable specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit/burden to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

                    (b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation of service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

                    (c)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

                    (d)          Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

          7.       Indemnity.

                    The Company shall, during Executive’s employment with the Company and thereafter, indemnify Executive to the fullest extent permitted by law and by its Charter and Bylaws and shall assure that Executive is covered by the Company’s D&O insurance policies, if available, and any other insurance policies that protect employees as in effect from time to time. Such insurance policies shall be with providers, and provide for coverage in amounts, customary and reasonable within the industry in which the Company operates.

          8.       Restrictive Covenants.

                    (a)          Proprietary Information.

          (i)          Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or any Affiliates (as defined in Section 7(f) below) is and shall be the exclusive property of the Company or any Affiliates. Such information and know-how shall include, but not be limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or vendors, trading positions, sales, profits or other financial or business information, in each case of or relating to the business of the Company or any Affiliates (collectively, “Proprietary Information”). Except in connection with, and on a basis consistent with, the performance of his duties hereunder, Executive shall not disclose any Proprietary Information to others outside the Company or any Affiliates or use the same for any unauthorized purposes without written approval by the Board, either during or at any time after the Employment Period.

          (ii)          Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, customer lists, customer solicitations or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company or any Affiliates to be used by Executive only in the performance of his duties for the Company. Executive agrees to deliver to the Company upon the expiration of the Employment Period all such material containing Proprietary Information.

          (iii)         Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or any Affiliates or suppliers to the Company or any Affiliates or other third parties who may have disclosed or entrusted the same to the Company or any Affiliates or to Executive in the course of the Company’s business.

          (iv)         Notwithstanding the foregoing, Proprietary Information shall not include information which (A) is or becomes generally available or known to the public, other than as a result of any disclosure by Executive in violation hereof; or (B) is or becomes available to Executive on a non-confidential basis from any source other than the Company, other than any such source that is prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

          (v)          In the event that Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information, Executive shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole and absolute discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, Executive shall furnish only that portion of such Proprietary Information which Executive is advised by counsel in writing is legally required. Executive will cooperate with the Company, at the Company’s sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information.

(b)          Developments.

          (i)          Executive shall make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Company or any Affiliates (collectively, “Developments”).

          (ii)          Executive agrees to assign and does hereby assign to the Company (or any entity designated by the Company) all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights, copyright applications, trademark and trademark applications and other intellectual property of any kind or nature. Executive also hereby waives all claims to moral rights in any Developments.

          (iii)          Executive agrees to cooperate fully with the Company or any Affiliates, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company or any Affiliates may deem necessary or desirable in order to protect their rights and interests in any Development.

                    (c)          Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement (i) to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of his previous employer or any other party, and (iii) to refrain from soliciting the employment of any employees of any previous employer or any other party.

                    (d)          Non-Competition and Non-Solicitation. During any period of Executive’s employment hereunder and for a period of one (1) year thereafter, Executive shall not engage (whether as an employee, consultant, director, agent or independent contractor) in any Business Activities on behalf of himself or any person, firm or entity, and Executive shall not acquire any financial interest (except for equity interests in publicly-held companies that will not be significant and that, in any event, will not exceed one percent (1%) of the outstanding equity of such company) in any entity which engages in oil and gas production operations in the Appalachian Basin or Cook Inlet, Alaska. During the period that the above noncompetition restriction applies, Executive shall not, without the written consent of the Company: (i) solicit any employee of the Company or any Affiliates to terminate his employment, or (ii) solicit any customers, partners, resellers, vendors or suppliers of the Company on behalf of any individual or entity other than the Company or its Affiliates.

                    (e)          Enforcement. The Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 8(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 8(a) or (b), the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

                         The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 8(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

                    (f)          Affiliates. For purposes of this Agreement, Affiliates shall mean any individuals or entities that directly or indirectly, through one or more intermediaries, controls, are controlled by or are under common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

          9.       Notices.

                    Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service if served personally or (iii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed:

          If to the Company, to:

                    Miller Petroleum, Inc.
                    3651 Baker Highway

                    Huntsville, Tennessee 37756
                    Attention: Scott M. Boruff, Chief Executive Officer
                    With a copy to: Anna East, General Counsel

          If to Executive, as follows:

                    Paul W. Boyd
                    8125 Ainsworth Drive
                    Knoxville, TN 37909

          10.     Non-Assignment; Successors.

                    Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party, provided that, the Company may assign its rights hereunder to any Affiliate or successor entity.

          11.     Entire Agreement.

                    This Agreement constitutes the entire agreement by the Company and Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.

          12.     Amendment and Waiver.

                    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of all parties hereto. Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

          13.     Unenforceability, Severability.

                    Each provision in this Agreement is a separate agreement. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

          14.     Specific Performance.

                    The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

          15.      Governing Law.

                    This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Tennessee applicable to contracts made and to be performed wholly therein without giving effect to principles of conflicts or choice of laws thereof.

          16.     Jurisdiction.

          Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Knox County, Tennessee in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in Knox County, Tennessee. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          17.     Counterparts.

                    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          18.     Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting of preparation thereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MILLER PETROLEUM, INC.		EXECUTIVE

By:	/s/ Scott M. Boruff	/s/ Paul W. Boyd

	Scott M. Boruff	Paul W. Boyd, Individually
Its: Chief Executive Officer